Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Post-Effective Amendment No. 1 to Registration Statement No. 333-144938 on Form S-3 of our report dated March 31, 2008, relating to the consolidated financial statements of Eagle Rock Energy Partners, L.P. and our report dated March 31, 2008, relating to the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Partnership’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
August 22, 2008